Free Writing Prospectus

Filed pursuant to Rule 433

To Prospectus dated March 24, 2023

Preliminary Prospectus Supplement dated August 7, 2025

Registration Statement File No. 333-270827

Verisk Analytics, Inc.

$750,000,000 4.500% Senior Notes due 2030

$750,000,000 5.125% Senior Notes due 2036

Pricing Term Sheet

Issuer:	Verisk Analytics, Inc.

Ticker:	VRSK

Aggregate Principal Amount of the Notes:	$1,500,000,000

Joint Bookrunning Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Wells Fargo Securities, LLC HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC TD Securities (USA) LLC

Co-Managers:	Academy Securities, Inc Loop Capital Markets LLC Siebert Williams Shank & Co., LLC

Trade Date:	August 7, 2025

Settlement Date:**	August 21, 2025 (T+10)

$750,000,000 4.500% Senior Notes due 2030

Title of Notes:	4.500% Senior Notes due 2030 (the “2030 Notes”)

Expected Rating (Moody’s / S&P)*:	Baa1 / BBB

Aggregate Principal Amount:	$750,000,000

Maturity:	August 15, 2030

Coupon:	4.500%

Public Offering Price:	99.952% of face amount

Yield to Maturity:	4.511%

Spread to Benchmark Treasury:	+72 basis points

Benchmark Treasury:	3.875% due July 31, 2030

Benchmark Treasury Price / Yield:	100-12 / 3.791%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2026

Redemption Provisions:	Prior to July 15, 2030 (one month prior to the maturity date of the 2030 Notes) (the “2030 Notes Par Call Date”), the 2030 Notes may be redeemed, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption (assuming the 2030 Notes matured on the 2030 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate (as defined in the prospectus supplement) plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2030 Notes to be redeemed,

plus, in either case, accrued and unpaid interest, if any, thereon to the date of redemption.

On or after the 2030 Notes Par Call Date, the 2030 Notes may be redeemed, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2030 Notes being redeemed plus accrued and unpaid interest thereon to the applicable redemption date.

Special Mandatory Redemption:	If the (i) Acquisition is not consummated on or prior to the later of (x) January 5, 2026 and (y) the date that is five business days after any later date to which the parties to the Merger Agreement may agree to extend the “Termination Date” in the Merger Agreement (such later date, the “Special Mandatory Redemption End Date”), (ii) the Merger Agreement is terminated (other than in connection with the consummation of the Acquisition) or (iii) the Issuer determines that the Acquisition will not be consummated prior to the Special Mandatory Redemption End Date or at all, the Issuer will be required to redeem the Notes at a redemption price equal to 101% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date.

Denominations:	$2,000 and any integral multiple of $1,000 above that amount

CUSIP / ISIN:	92345Y AM8 / US92345YAM84

$750,000,000 5.125% Senior Notes due 2036

Title of Notes:	5.125% Senior Notes due 2036 (the “2036 Notes” and, together with the 2030 Notes, the “Notes”)

Expected Rating (Moody’s / S&P)*:	Baa1 / BBB

Aggregate Principal Amount:	$750,000,000

Maturity:	February 15, 2036

Coupon:	5.125%

Public Offering Price:	99.768% of face amount

Yield to Maturity:	5.154%

Spread to Benchmark Treasury:	+92 basis points

Benchmark Treasury:	4.250% due May 15, 2035

Benchmark Treasury Price / Yield:	100-04 / 4.234%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2026

Redemption Provisions:	Prior to November 15, 2035 (three months prior to the maturity date of the 2036 Notes) (the “2036 Notes Par Call Date”), the 2036 Notes may be redeemed, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption (assuming the 2036 Notes matured on the 2036 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate (as defined in the prospectus supplement) plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2036 Notes to be redeemed,

plus, in either case, accrued and unpaid interest, if any, thereon to the date of redemption.

On or after the 2036 Notes Par Call Date, the 2036 Notes may be redeemed, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2036 Notes being redeemed plus accrued and unpaid interest thereon to the applicable redemption date.

Special Mandatory Redemption:	If the (i) Acquisition is not consummated on or prior to the later of (x) January 5, 2026 and (y) the date that is five business days after any later date to which the parties to the Merger Agreement may agree to extend the “Termination Date” in the Merger Agreement (such later date, the “Special Mandatory Redemption End Date”), (ii) the Merger Agreement is terminated (other than in connection with the consummation of the Acquisition) or (iii) the Issuer determines that the Acquisition will not be consummated prior to the Special Mandatory Redemption End Date or at all, the Issuer will be required to redeem the Notes at a redemption price equal to 101% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date.

Denominations:	$2,000 and any integral multiple of $1,000 above that amount

CUSIP / ISIN:	92345Y AN6 / US92345YAN67

Additional Information:

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.
**

Note: We expect that delivery of the Notes will be made to investors on or about August 21, 2025, which will be the tenth New York business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the first business day before delivery of the Notes may be required, by virtue of the fact that the Notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day before their date of delivery should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Goldman Sachs & Co. LLC toll free at 1-866-471-2526, BofA Securities, Inc. toll free at 1-800-294-1322 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.